EXHIBIT 99.1

[LOGO] OSTEOTECH INC.
Innovators in Musculoskeletal Science

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         51 James Way, Eatontown, New Jersey 07724 USA o 1-800-537-9842
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                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                              Contact:  Michael J. Jeffries
                                                   (732) 542-2800
October 3, 2003
                                                   NASDAQ Symbol:    OSTE

           OSTEOTECH ANNOUNCES PRELIMINARY THIRD QUARTER 2003 RESULTS, GUIDANCE FOR THE BALANCE OF 2003 AND INITIAL GUIDANCE FOR 2004

Osteotech, Inc. announced today, that the Company expects to report third quarter 2003 revenues of approximately $23 million, or approximately 17% over third quarter 2002 revenues of $19.7 million, and diluted net income per share, including the previously announced charge for workforce reduction severance costs, in the range of $.03 to $.05, which compares to $.06 diluted net income per share in the third quarter 2002. Therefore, for the full year ending December 31, 2003, the Company now expects to achieve revenues in the range of $94 million to $96 million and diluted net income per share in a range of $.63 to $.67, including $.25 diluted net income per share from the impact of the GenSci settlement, which is expected to be concluded in fourth quarter 2003. This compares to 2002 revenues of $83.4 million and diluted net loss per share of $.08 and further compares to the Company's original revenue guidance of $93 million to $97 million and diluted net income per share in the range of $.46 to $.50, which excluded $.25 diluted net income per share from the GenSci settlement.

Although the new revenue guidance for 2003 falls within the broader range of the original guidance, diluted net income per share, excluding the GenSci settlement, is expected to be lower than the original guidance because more of the revenue growth is being generated by lower gross profit margin products and from international revenues, which also have a lower gross profit margin than domestic revenues. Diluted net income per share will also be negatively impacted by the previously announced increase in commissions and other programs aimed at stabilizing the Company's domestic Grafton(R) DBM business, which have not yet had the desired affect on Grafton(R) DBM revenues.

As mentioned above, the revised guidance for 2003 includes the impact of the finalization of the settlement with GenSci. Based on information provided by GenSci, the Company currently expects GenSci to exit bankruptcy in the fourth quarter 2003 and that it will complete their merger with IsoTis

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at about the same time. Therefore, based on the terms of the settlement, the
Company expects to receive an initial payment from GenSci of $2.5 million in the fourth quarter and to record a pre-tax gain of $7.5 million, or an after tax gain of approximately $.25 diluted net income per share in that quarter.

As a result of the revised guidance for 2003, preliminary estimates for 2004 are that revenues will be in a range of $108 million to $113 million and that diluted net income per share will be in the range of $.50 to $.55.

In the third quarter 2003, domestic revenues increased to approximately $21 million or approximately 14% over third quarter 2002 domestic revenues of $18.5 million and international revenues increased to approximately $2 million or approximately 67% over third quarter 2002 revenues of $1.2 million.

DBM Segment revenues were approximately $11.5 million in the third quarter 2003 as compared to revenues of $10.9 million in last years third quarter. Domestic Grafton(R) DBM revenues declined approximately 6% in this years third quarter while international Grafton(R) DBM revenues grew approximately 110% as compared to third quarter 2002. This year's DBM Segment revenues also include revenues from Optium(TM) DBM processed for LifeNet and marketed by DePuy, which they commenced marketing late in the second quarter 2003.

Base Tissue Segment revenues in the third quarter increased approximately 27% to approximately $9.6 million, from third quarter 2002 Segment revenues of $7.3 million. Segment revenues from processing of donor tissue for our clients increased approximately 103% while revenues from bio-implants were flat, but increased approximately 5% after excluding $192,000 from 2002 revenues related to the bio-d(R) Threaded Cortical Bone Dowel which was removed from the market in January, 2003, and revenue from OsteoPure(R) Allogeneic Cancellous Tissue increased approximately 26%.

Other revenues, consisting mainly of spinal metal implant products and bovine tissue products, were approximately $1.9 million in the quarter as compared to $1.5 million in last years third quarter, which also included $405,000 of revenue from the Affirm(TM) Anterior Cervical Plate System that we discontinued distributing in October, 2002.

Mr. Bauer will host a conference call on October 3, 2003 at 10:00 a.m. Eastern Time. You are invited to listen to the conference call by dialing (706) 679-7007. The conference call will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 2:00 p.m. Eastern Time, October 3, through 11:55 p.m., October 10, by dialing (706) 645-9291.

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Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Form 10-Q for each of the first two quarters of 2003) filed with the Securities and Exchange Commission. All information in this press release is as of October 3, 2003 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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